Exhibit 10.10

REGADO BIOSCIENCES, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

Under the

REGADO BIOSCIENCES, INC.

2004 EQUITY COMPENSATION PLAN

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made as of the                     (the “Grant Date”), by and between Regado Biosciences, Inc. (the “Company”) and             (the “Participant”).

WHEREAS, the Committee granted Participant an option to purchase shares of the Company’s Stock pursuant to the Regado Biosciences, Inc. 2004 Equity Compensation Plan (the “Plan”); and

WHEREAS, this Agreement evidences the grant of such option.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Grant of Option. The Committee granted Participant an option to purchase from the Company, during the period specified in Sections 3 and 4 of this Agreement, a total of shares of Stock, at the purchase price of $[ ] per share (the “Purchase Price”), in accordance with the terms and conditions stated in this Agreement. The shares of Stock subject to the option granted hereby are referred to below as the “Shares,” and the option to purchase such Shares is referred to below as the “Option.”

2.	Definitions; Authority of Committee.

(a)	All capitalized terms used in this Agreement shall have the meanings set out in the Plan unless otherwise specified in this Agreement.

(b)	“Cause” shall mean that Participant’s service, as an employee or otherwise, with the Company or any surviving entity following a Change in Control or Corporate Reorganization shall have terminated principally because (i) of Participant’s breach of any employment, noncompetition or other agreement with such entity; (ii) Participant commits any act of dishonesty toward such entity, theft of corporate property or unethical business conduct, or is convicted of any misdemeanor or felony involving dishonest, immoral or unethical conduct; or (iii) Participant commits any act of insubordination, fails to comply with any instructions of such entity’s president or board of directors, or (iv) participant commits any act or omission which such entity’s board of directors determines, in good faith, may materially adversely affect such entity’s business or operations, unless Participant cures such action or omission within five (5) days after notice from such entity.

(c)	“Change in Control” shall be deemed to have occurred if, after the Company has consummated a Public Offering:

(i)	any “Person” as defined in Paragraph 3(a)(9) of the Securities Exchange Act of 1934 (the “Act”), including a “group” (as that term is used in paragraphs 13(d)(3) and 14(d)(2) of the Act), but excluding the Company and any employee benefit plan sponsored or maintained by the Company, including any trustee of such plan acting as trustee:

(A)	consummates a tender or exchange offer for any shares of the Stock pursuant to which at least fifty percent (50%) of the outstanding shares of the Stock are purchased; or

(B)	together with its “affiliates” and “associates” (as those terms are defined in Rule 12b-2 under the Act) becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Act) of at least fifty percent (50%) of the Stock;

(ii)	a merger or consolidation involving the Company is consummated and as a result of such merger or consolidation, the Company’s shareholders immediately before such merger or consolidation do not own, directly or indirectly, more than fifty percent (50%) of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion of their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation;

(iii)	a sale or other disposition of all or substantially all of the Company’s assets is consummated, or the dissolution or liquidation of the Company is commenced; or

(iv)	during any period of 24 consecutive months during the existence of this Agreement, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such 24 month period, or by prior operation of this subparagraph (iv).

(d)	A “Corporate Reorganization” means the happening of any one of the following events prior to the time at which the Company has consummated a Public Offering:

(i)	the dissolution or liquidation of the Company;

(ii)	a reorganization, merger, or consolidation involving the Company unless:

(A)	the transaction involves only the Company and one or more of the Company’s parent corporation and wholly-owned (excluding interests held by employees, officers and directors) subsidiaries; or

(B)	the shareholders who had the power to elect a majority of the board of directors of the Company immediately prior to the transaction have the power to elect a majority of the board of directors of the surviving entity immediately following the transaction;

(iii)	the sale of all or substantially all of the assets of the Company to another corporation, person or business entity; or

(iv)	a sale of Company stock, unless either (x) the shareholders who had the power to elect a majority of the board of directors of the Company immediately prior to the acquisition have the power to elect a majority of the board of directors of the Company immediately following the transaction, or (y) the sale of Company stock is to obtain financing to operate or expand the Company’s business.

(e)	An “Involuntary Termination” is any Termination of Service of Participant:

(i)	by the Company or any surviving entity in a Change in Control or Corporate Reorganization for any reason other than for Cause; or

(ii)	voluntarily by Participant following the assignment to Participant by the Company or any surviving entity in a Change in Control or Corporate Reorganization of any duties that are significantly incompatible with, and detract from, Participant’s position, duties, titles, responsibilities or status with the Company or any surviving entity in a Change in Control or Corporate Reorganization.

(f)	All determinations made by the Committee with respect to the interpretation, construction and application of any provision of this Agreement shall be final, conclusive and binding on the parties.

3.	Vesting and Exercise of Option. The Option shall be vested and become exercisable as follows from and after the grant date (the “Commencement Date”):

(i)	One year after the Commencement Date the Option will vest with respect to 25.0% of the Shares, rounded to the next highest whole number of Shares; and

(ii)	On the 25th day of each month thereafter, the Option will vest with respect to 2.0833% of the Shares, rounded to the next highest whole number of Shares.

The Option may be exercised at any time and from time to time to purchase up to the number of Shares as to which it is then vested and exercisable.

Notwithstanding the foregoing, in the event of a Change in Control or Corporate Reorganization, the Option, at the sole discretion of the Company’s Board of Directors, may vest and become exercisable, to the extent not already vested and exercisable, immediately prior to such Change in Control or Corporate Reorganization, provided that Participant has not incurred a Termination of Service prior to the effective date of such Change in Control or Corporate Reorganization, unless the surviving entity in such Change in Control or Corporate Reorganization assumes the Option or replaces the Option with an option of equivalent value and with comparable terms. In the event of a Change in Control or Corporate Reorganization, if the surviving entity does not assume or replace the Option, the Company shall send Participant prior written notice of the effectiveness of such Change in Control or Corporate Reorganization and the last day on which Participant may exercise the Option, to the extent vested. On or prior to the last day specified in such notice, Participant may, upon compliance with all of the terms of this Agreement and the Plan, exercise the Option with respect to any or all of the vested Shares, conditioned upon and subject to the completion of the Change in Control or Corporate Reorganization. To the extent the Option is not so exercised, it shall terminate at 5:00 P.M., Eastern Time, on the last day specified in such notice, conditioned upon and subject to the completion of the Change in Control or Corporate Reorganization. If the surviving entity in such Change in Control or Corporate Reorganization assumes or replaces the Option as described above, the preceding provisions of this paragraph shall not apply; however, if there is an Involuntary Termination of Participant’s employment within the period that commences thirty (30) days prior to the effective date of such Change in Control or Corporate Reorganization and that ends twelve (12) months following the effective date of such Change in Control or Corporate Reorganization, the Option shall vest and become exercisable, to the extent not already vested and exercisable, on the date of such Involuntary Termination.

Notwithstanding the foregoing, if Participant is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938 and the Option is intended to comply with the Worker Economic Opportunity Act of 2000, Participant may not exercise the Option, in whole or in part, prior to the date that is six (6) months after the Grant Date unless Participant has incurred a Termination of Service due to death, Disability or following attainment of age 65 or unless a Change in Control or Corporate Reorganization has occurred after the Grant Date.

4.	Termination of Option. The Option shall remain exercisable as specified in Section 3 above until the earliest to occur of the dates specified below, upon which date the Option shall terminate:

(a)	the date all of the Shares are purchased pursuant to the terms of this Agreement;

(b)	upon the expiration of three (3) months following Participant’s Termination of Service for any reason other than Cause, death or Disability;

(c)	immediately upon the Termination of Service of Participant by the Company for Cause;

(d)	upon the expiration of one (1) year following Participant’s Termination of Service as a result of death or Disability;

(e)	upon the expiration of one (1) year following the date of Participant’s death, if death shall have occurred following Participant’s Termination of Service and while the Option was still exercisable;

(f)	at 5:00 P.M., Eastern Time, on the thirtieth (30th) day following the date that the Company files articles of dissolution with the state in which the Company is incorporated or is otherwise dissolved under applicable law;

(g)	at 5:00 P.M., Eastern Time, on the last day specified in the notice described in Section 3 above in the event of a Change in Control or Corporate Reorganization; or

(h)	the ten-year anniversary of the Grant Date at 5:00 P.M., Eastern Time.

Upon its termination, the Option shall have no further force or effect and Participant shall have no further rights under the Option or to any Shares that have not been purchased pursuant to prior exercise of the Option.

5.	Manner of Exercise of Option.

(a)

The Option may be exercised only by (i) Participant’s completion, execution and delivery to the Company of a notice of exercise and, if required by the Company, an “investment letter” as supplied by the Company confirming Participant’s representations and warranties in Section 20 of this Agreement, including the representation that Participant is acquiring the Shares for investment only and not with a view to the resale or other distribution thereof, and (ii) the payment to the Company, pursuant to the terms of this Agreement, of an amount equal to the Purchase Price multiplied by the number of Shares being purchased as specified in Participant’s notice of exercise. Participant’s right to exercise the Option shall be conditioned upon and subject to satisfaction, in a manner acceptable to the Company, of any withholding liability under any state or federal law arising in connection with exercise of the Option. Participant must provide notice of exercise of the Option with respect to no fewer than 100 Shares (or any lesser number of Shares with respect to which the Option is then vested and exercisable). Participant’s notice of exercise shall be given in the manner specified in Section 16 but any exercise of the Option shall be effective only when the items required by the preceding sentence are actually received by the Company. The notice of exercise and the “investment letter” may be in the form set forth in Exhibit A attached to this Agreement. Notwithstanding anything to the contrary in this Agreement, the Option may be exercised only if compliance with all applicable federal and state securities laws can be effected.

Payment of the aggregate Purchase Price may be made in cash or by check payable to the order of the Company for an amount in U.S. dollars equal to the aggregate Purchase Price of such Shares. Payment may also be made by delivery of shares of Stock held by the Participant for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes, as determined by the Committee in its discretion, and having an aggregate Fair Market Value equal to the amount of cash that would otherwise be required to pay the aggregate Purchase Price. After the Company has consummated a Public Offering, payment may also be made by authorizing a third party to sell a portion of the Shares acquired upon exercise of the Option and remit to the Company a sufficient portion of the sales proceeds to pay the aggregate Purchase Price, pursuant to the procedures established by the Committee for this purpose. Payment may also be made by combining the above methods. To the extent that shares are used in making full or partial payment of the Purchase Price, each such share will be valued at the Fair Market Value thereof as of the date of exercise. Any overpayment will be promptly refunded, and any underpayment will be deemed an exercise of such lesser whole number of Shares as the amount paid is sufficient to purchase.

(b)	Except as otherwise provided in the Plan, upon any exercise of the Option by Participant or as soon thereafter as is practicable, the Company shall issue and deliver to Participant a certificate or certificates evidencing such number of Shares as Participant has then elected to purchase. Such certificate or certificates shall be registered in the name of Participant and shall bear such legends as the Company deems appropriate.

6.	Default Treatment. The Option is hereby designated a “Nonqualified stock option” (“ISO”) to the fullest extent permitted under Section 422 of the Code. However, notwithstanding such designation, if the Participant becomes eligible in any given year to exercise ISO’s for Shares having a Fair Market Value in excess of $100,000, those Options representing the excess of such amount shall be treated as non-qualified stock options. In the previous sentence, “ISO’s” include ISO’s granted under any plan of the Company or any “parent” or any “subsidiary” of the Company (within the meaning of Section 422 of the Code). For the purpose of deciding which Options apply to Shares that “exceed” the $100,000 limit, ISO’s shall be taken into account in the same order as granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted. The Participant hereby acknowledges that there is no assurance that the Option will, in fact, be treated as an ISO under Section 422 of the Code in the event that it is disqualified for any reason whatsoever.

7.	Restrictions on Transfer.

(a)	Except as otherwise provided in subsections (b) and (c) below and in Sections 8, 9, and 13 of this Agreement, neither the Option nor any Shares may be sold, exchanged, delivered, assigned, bequeathed or gifted, pledged, mortgaged, hypothecated or otherwise encumbered, transferred or permitted to be transferred, or otherwise disposed of, whether voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution or succession) or on an absolute or contingent basis. For this purpose, any reference to Participant shall (when applicable) be deemed to be and include references to Participant’s estate, executors or administrators, personal or legal representatives and transferees (direct or indirect). The restrictions specified in this subsection (a) with respect to the Shares (but not the Option) shall terminate upon consummation of a Public Offering.

(b)	The Participant shall be entitled to transfer all or any portion of the Shares then held of record by the Participant, by gift, to his or her immediate family or to a trust which has as its only beneficiaries those individuals that include Participant and members of Participant’s immediate family, or to a partnership or similar entity which has as its only partners or members those individuals that include Participant and members of Participant’s immediate family. For this purpose, Participant’s “immediate family” is Participant’s spouse, children and/or grandchildren. In the event of the Participant’s death, the Option and/or any Shares then held of record by the Participant may be transferred to any executor, administrator, personal or legal representative, legatee, heir or distributee of the estate of the Participant. The Participant shall be entitled to sell, without compliance with Section 8 below, any Shares then held of record by the Participant as a result of purchase under this Agreement, to any other holder of Stock. However, any such transfer shall be effective only if, as a condition precedent to such transfer, each and every prospective transferee shall provide or cause to be provided to the Company, at its request, sufficient evidence of the legal right and authority of such prospective transferee to have the Option and/or any of such Shares so transferred.

(c)	Shares acquired pursuant to exercise of the Option may be transferred pursuant to a Change in Control or Corporate Reorganization.

(d)	Notwithstanding any provision of this Agreement to the contrary, Shares issued to the Participant upon exercise of the Option shall be subject to the Market Stand-Off provided in Section 3.15 of the Plan.

(e)	The Company may impose stop-transfer instructions with respect to any shares (or other securities) subject to any restriction set forth in this Agreement until the restriction has been satisfied or terminates.

(f)

The Participant agrees that the Participant will not distribute or resell any Shares (or other securities) issuable upon exercise of the Option granted hereby in violation of the Securities Act of 1933, as amended, that the Participant will indemnify and hold the Company harmless against all liability for any such violation, and that upon request the Participant (i) will furnish a letter agreement in connection with any exercise of this Option containing any representations and/or undertakings which the Company shall request and (ii) will accept a certificate representing Shares bearing any legend restricting transferability as the Company shall request to ensure compliance with securities laws. The Shares shall not be transferable except in compliance with the conditions indicated in the legend.

8.	Right of First Refusal.

(a)	In the event that the Participant shall receive a Bona Fide Offer (as defined in Section 8(b) hereof) to purchase some or all of the Shares then held of record by the Participant, and in the further event that the Participant desires to accept such Bona Fide Offer, the Participant shall give written notice to the Company containing the information required by Section 8(d) and offering to sell such Shares to the Company upon the same terms and conditions as are contained in the Bona Fide Offer or upon such other terms to which the Participant consents. The Company shall then have such rights and privileges, for the prescribed time periods, as are set forth in Section 8(d) hereof.

(b)	The term “Bona Fide Offer” as used in this Agreement means an offer in writing, signed by an offeror or offerors (who must be a person or persons financially capable of carrying out the terms of such Bona Fide Offer) not affiliated in any manner with, or related to, the Participant, in a form legally enforceable, upon its acceptance, against such nonaffiliated and unrelated offeror or offerors.

(c)	The notice from the Participant to the Company with respect to a Bona Fide Offer under Section 8(a) shall contain a true and complete copy of the Bona Fide Offer, setting forth the price and all of the terms and conditions, with the name(s), address(es) and business(es) or other occupation(s) of the nonaffiliated and unrelated offeror or offerors. Any notice that does not contain all such information shall not be considered effective under Section 8(a).

(d)	For a period of sixty (60) days from its receipt of the Participant’s notice under Section 8(a) the Company shall have the right, at its sole option, to purchase the Shares so offered. The Company may exercise such right of the Company by giving written notice of such exercise to the Participant within such sixty (60) day period. Such notice from the Company shall specify the time and date on which settlement in connection with the exercise of such right is to be made. The date specified shall not be later than ninety (90) days from the date such notice is given by the Company. Settlement shall be held on the purchase of Shares under this Section 8 at the principal executive offices of the Company or at such other place as the Company shall notify the Participant. At settlement, the Participant shall deliver to the Company the materials required pursuant to Section 9 hereof and, simultaneously therewith, the Company shall deliver to the Participant the purchase price for such Shares in the amount, manner and form provided for in the Bona Fide Offer.

(e)	If the Company shall not elect, within such sixty (60) day period, to purchase all of the Shares covered by the Bona Fide Offer, the Participant shall have the right to accept the Bona Fide Offer in whole (but not in part) and to sell such Shares, subject to the provisions and restrictions of this Agreement, but only in strict accordance with all of the provisions of the Bona Fide Offer and only if the sale is fully consummated within ninety (90) days after the date the Participant gives the notice required by Section 8(a). In the event that such sale is not fully consummated within such ninety (90) day period, the Participant must again comply with the provisions of this Section 8 before the Participant may sell Shares pursuant to this Section 8.

(f)	The right of first refusal specified in this Section 8 shall terminate when the Company has consummated a Public Offering.

(g)	The right of first refusal specified in this Section 8 shall be freely assignable by the Company. The right of first refusal specified in this Section 8 is a separate and independent obligation of the Participant and shall survive any termination of the Participant’s service with the Company as an employee, director or otherwise. Furthermore, such right shall not be construed as an absolute obligation on the part of the Company to repurchase any portion of the Shares that is tendered.

9.	Delivery of Stock and Documents. Upon the closing of any purchase by the Company of any Shares pursuant to Section 8 of this Agreement, the Participant, his executor, administrator or beneficiaries shall deliver to the Company the certificate or certificates representing the Shares being sold, free and clear of all options, contracts, commitments, liens, pledges, security interests and other encumbrances, duly endorsed for transfer, and such assignments and other documents and instruments evidencing the title of the Participant and of the Participant’s compliance with this Agreement as may be reasonably required by the Company or by counsel for the Company, together with appropriate duly signed stock powers transferring such Shares to the Company, and the Company shall deliver to the Participant, his executor, administrator or beneficiaries the Company’s check in the amount of the purchase price for the Shares being sold. Upon the closing of such repurchase, the Participant shall be deemed to have represented and warranted to the Company (and, if requested by the Company, shall then represent and warrant in writing) that the Participant owns the Shares being purchased, free and clear of all options, contracts, commitments, liens, pledges, security interests and other encumbrances. The Participant agrees to indemnify the Company against any and all losses, damages, liabilities, claims, actions, proceedings, judgments, costs and expenses (including reasonable attorneys’ fees) arising out of any breach of such representation and warranty.

10.

Binding Upon Transferees. In the event that, at any time or from time to time, the Option and/or any Shares are transferred to any party (other than the Company) pursuant to the provisions hereof, the transferee shall take the Option and/or such Shares pursuant to all of the provisions, conditions and obligations of the Plan and this Agreement (including, without limitation, the obligations to sell and transfer, and to offer to sell and transfer, such Shares pursuant to the provisions of Section 8), and, as a condition precedent to the transfer of the Option and/or such Shares, the transferee shall agree in writing, for and on behalf of such transferee and such transferee’s successors and assigns, to be bound by all provisions of the Plan and this Agreement.

11.	Shareholders Agreement. As a condition to receipt of any Shares upon exercise of the Option, upon request by the Company, Participant (and any transferees, the successors and assigns of the Participant or any transferee) shall become a party to any agreement between the Company and any of its shareholders existing at the time of exercise of the Option and shall sign a copy of such agreement.

12.	Rights Prior to Exercise. Participant will have no rights as a shareholder with respect to the Shares except to the extent that Participant has exercised the Option and has been issued and received delivery of a certificate or certificates evidencing the Shares so purchased.

13.	Sale or Other Disposition by Majority Interest. Participant hereby irrevocably appoints the Company and its President, or either of them, as Participant’s agents and attorneys-in-fact, with full power of substitution for and in Participant’s name, to sell, exchange, transfer or otherwise dispose of all or a portion of Participant’s Shares and to do any and all things and to execute any and all documents and instruments (including, without limitation, any stock transfer powers) in connection therewith, such powers of attorney to become operable only in connection with a Change in Control or Corporate Reorganization. Any sale, exchange, transfer or other disposition of all or a portion of Participant’s Shares pursuant to the foregoing powers of attorney shall be made upon substantially the same terms and conditions (including sale price per share) applicable to a sale, exchange, transfer or other disposition of shares of Stock owned by the holder or holders of a majority of the issued and outstanding shares of Stock. For purposes of determining the sale price per share of the Shares under this Section 13, there shall be excluded the consideration (if any) paid or payable to the holder or holders of a majority of the issued and outstanding shares of Stock in connection with any employment, consulting, noncompetition or similar agreements which such holder or holders may enter into in connection with or subsequent to such sale, transfer, exchange or other disposition. The foregoing power of attorney shall not impose or be deemed to impose any fiduciary duty or any other duty (except as set forth in this Section 13) or obligation on either the Company or its President, shall be irrevocable and coupled with an interest and shall not terminate by operation of law, whether by the death, bankruptcy or adjudication of incompetency or insanity of Participant or the occurrence of any other event.

14.	Engagement of Participant. Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to retain the services of Participant, nor shall this Agreement affect in any way the right of the Company to terminate the services of Participant as an employee or otherwise at any time and for any reason. By Participant’s execution of this Agreement, Participant acknowledges and agrees that Participant’s service relationship with the Company is “at will.” No change of Participant’s duties to the Company shall result in, or be deemed to be, a modification of any of the terms of this Agreement.

15.	Burden and Benefit; Company. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Participant, and their respective heirs, personal and legal representatives, successors and assigns. As used in this Section 15, the term the “Company” shall also include any corporation which is the parent or a subsidiary of the Company or any corporation or entity which is an affiliate of the Company by virtue of common (although not identical) ownership, and for which Participant is providing services in any form for the Company or any such other corporation or entity. Participant hereby consents to the enforcement of any and all of the provisions of this Agreement by or for the benefit of the Company and any such other corporation or entity.

16.	Notices. Any and all notices under this Agreement shall be in writing, and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of the Company, to its principal executive offices to the attention of the President, and, in the case of Participant, to Participant’s address as shown on the Company’s records.

17.	Specific Performance. Strict compliance by Participant shall be required with each and every provision of this Agreement. The parties hereto agree that the Shares are unique, that Participant’s failure to perform the obligations provided by this Agreement will result in irreparable damage to the Company and that specific performance of Participant’s obligations may be obtained by suit in equity.

18.	Amendment. The Committee shall have the exclusive authority to amend this Agreement, provided that no amendment of this Agreement shall, without the written consent of the Participant, adversely affect, as shall be determined by the Committee, the rights of the Participant hereunder.

19.	Terms and Conditions of Plan. The terms and conditions included in the Plan, the receipt of a copy of which Participant hereby acknowledges by execution of this Agreement, are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, such term or provision of the Plan shall control.

20.	Covenants and Representations of Participant. Participant represents, warrants, covenants and agrees with the Company as follows:

(a)	The Option is being received for Participant’s own account without the participation of any other person, with the intent of holding the Option and the Shares issuable pursuant thereto for investment and without the intent of participating, directly or indirectly, in a distribution of the Shares and not with a view to, or for resale in connection with, any distribution of the Shares or any portion thereof.

(b)	Participant is not acquiring the Option or any Shares based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Shares, but rather upon an independent examination and judgment as to the prospects of the Company.

(c)	Participant has had the opportunity to ask questions of and receive answers from the Company and its executive officers and to obtain all information necessary for Participant to make an informed decision with respect to the investment in the Company represented by the Option and any Shares issued upon its exercise.

(d)	Participant is able to bear the economic risk of any investment in the Shares, including the risk of a complete loss of the investment, and Participant acknowledges that Participant must continue to bear the economic risk of any investment in Shares received upon exercise of the Option for an indefinite period.

(e)	Participant understands and agrees that the Shares subject to the Option may be issued and sold to Participant without registration under any state or federal laws relating to the registration of securities and in that event will be issued and sold in reliance on exemptions from registration under appropriate state and federal laws and, as a result, the Participant may not resell or otherwise dispose of all or any portion of the Shares unless such resale or other disposition is registered under federal and applicable state securities laws or an exemption from such registration is available.

(f)	Shares issued to Participant upon exercise of the Option will not be offered for sale, sold or transferred by Participant other than pursuant to: (i) an effective registration under applicable state securities laws or in a transaction which is otherwise in compliance with those laws; (ii) an effective registration under the Securities Act of 1933, or a transaction otherwise in compliance with such Act; and (iii) evidence satisfactory to the Company of compliance with all applicable state and federal securities laws. The Company shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the foregoing laws.

(g)	The Company will be under no obligation to register the Shares issuable pursuant to the Option or to comply with any exemption available for sale of the Shares by Participant without registration, and the Company is under no obligation to act in any manner so as to make Rule 144 promulgated under the Securities Act of 1933 available with respect to any sale of the Shares by Participant.

(h)	Participant shall, during the entire period of service or employment with the Company and for a period of ninety (90) days following Termination of Service, observe the Company’s securities trading policies in effect from time to time during such period of service or employment and/or during such post-service period.

(i)

Participant has not relied upon the Company with respect to any tax consequences related to the grant or exercise of this Option, or the disposition of Shares purchased pursuant to its exercise. Participant acknowledges that, as a result of the grant and/or exercise of the Option, Participant may incur a substantial tax liability. Participant assumes full responsibility for all such consequences and the filing of all tax returns and elections Participant may be required or find desirable to file in connection therewith. In the event any valuation of the Option or Shares purchased pursuant to its exercise must be made under federal or state tax laws and such valuation affects any return or election of the Company, Participant agrees that the Company may determine such value and that Participant will observe any determination so made by the Company in all returns and elections filed by Participant. In the event the Company is required by applicable law to collect any withholding, payroll or similar taxes by reason of the grant or any exercise of the Option, Participant agrees that the Company may withhold such taxes from any monetary amounts otherwise payable by the Company to Participant and that, if such amounts are insufficient to cover the taxes required to be collected by the Company, Participant will pay to the Company such additional amounts as are required.

(j)	The agreements, representations, warranties and covenants made by Participant herein with respect to the Option shall also extend to and apply to all of the Shares issued to Participant from time to time pursuant to exercise of the Option. Acceptance by Participant of any certificate representing Shares shall constitute a confirmation by Participant that all such agreements, representations, warranties and covenants made herein shall be true and correct at that time.

21.	Limitation of Liability. The liability of the Company, the Board, and their officers, employees and agents, under this Agreement and in the award of the Shares hereunder is limited to the obligations set forth with respect to such award, and nothing herein contained shall be interpreted as imposing any liability in favor of the Participant with respect to any loss, cost or expense which such recipient may incur in connection with or arising out of any transaction involving the Shares that is subject to the provisions of this Agreement.

22.	Unsecured and Unfunded Agreement. Any rights of the Participant hereunder shall be no greater than the right of an unsecured general creditor of the Company. Any payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

23.	Entire Agreement. The parties hereto agree that this Agreement sets forth all of the promises, agreements, conditions, understandings, warranties, and representations between the parties with respect to the Option and Shares and that there are no promises, agreements, conditions, understandings, warranties, or representations, oral or written, express or implied between the parties with respect to the Option and Shares other than as set forth in this Agreement. This Agreement supersedes and replaces the agreement evidencing the September Option, which is terminated and canceled in its entirety. Participant accepts the Option in full satisfaction of any and all obligations of the Company with respect to options granted or to be granted to Participant, pursuant to the Plan or otherwise. Any modifications or any waiver of any provision contained in this Agreement shall not be valid unless made in writing and signed by the person or persons sought to be bound by such waiver or modifications.

24.	Severability. The provisions of the Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

25.	Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

26.	Code Section 409A. At all times during the term of this Agreement, it shall be operated in accordance with the requirements of Code section 409A (together with applicable regulations, proposed or otherwise, and other guidance of general applicability that is issued thereunder, “409A”). Any action that may be taken (and, to the extent possible, any action actually taken) by the Committee or the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of 409A. If the failure to take an action under this Agreement would violate 409A, then to the extent it is possible thereby to avoid a violation of 409A, the rights and effects under this Agreement shall be altered to avoid such violation. Any provision in this Agreement that is determined to violate the requirements of 409A shall be void and without effect. In addition, any provision that is required to appear in this Agreement to satisfy the requirements of 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Agreement shall be administered in all respects as if such provision were expressly set forth. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Agreement that is not contained in this Section.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

COMPANY:

REGADO BIOSCIENCES, INC.
ATTEST:

By:
Secretary

(Corporate Seal)
PARTICIPANT:

(SEAL)

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